UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 15, 2009

BRINK’S HOME SECURITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-34088	80-0188977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 Esters Boulevard

Irving, TX 75063

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (972) 871-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Brink’s Home Security Holdings, Inc. (the “Company”), and its operating subsidiaries were spun off from The Brink’s Company (“BCO”) on October 31, 2008. As part of the spin-off, the Company and BCO executed the Tax Matters Agreement (“TMA”) that, among other things, governs the preparation and filing of tax returns covering the Company’s pre-spin and post-spin operations for 2008. BCO recently advised the Company of its intent to elect, pursuant to the TMA, several tax accounting method changes related to the Company’s operations, primarily involving the timing of deductions for deferred installation fees and deferred monitoring revenue. The Company believes that these elections have been implemented in BCO’s U.S. Federal 2008 consolidated tax return (which includes operating results of the Company’s domestic U.S. subsidiary for the period January 1, 2008 through October 31, 2008), the extended filing deadline for which is September 15, 2009. These elections decrease the carrying value of certain deferred tax assets and increase the carrying value of certain deferred tax liabilities which were allocated to the Company at the spin-off and have subsequently been carried on the Company’s consolidated balance sheet. These elections also would have decreased the intercompany income taxes payable by the Company to BCO at the time of the spin-off. Such intercompany income taxes payable were settled through the deemed dividend recorded at the time of the spin-off. As a result of these elections, the Company expects that in the third quarter of 2009 it will decrease its current deferred tax assets by approximately $16 million and increase its noncurrent deferred tax liabilities by approximately $13 million, with an offsetting reduction of approximately $29 million in retained earnings to adjust the amount of the deemed (non-cash) dividend recorded related to the spin-off. The Company does not anticipate that the accounting treatment contemplated will have any impact on the Company’s net income or cash flow for the third quarter of 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRINK’S HOME SECURITY HOLDINGS, INC.

Date: September 15, 2009	By:	/s/ John S. Davis
John S. Davis
Senior Vice President

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